Exhibit 23.1.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213765-03 on Form S-3 of our report dated February 24, 2017, relating to the consolidated financial statements of Duke Energy Indiana, LLC and subsidiary appearing in this Annual Report on Form 10-K of Duke Energy Indiana, LLC for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 24, 2017